Exhibit 10.36

FTS INTERNATIONAL, INC.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of [•], 2018 (the “Date of Grant”), by and between FTS International, Inc., a Delaware corporation (the “Company”), and [•] (the “Grantee”).

1.                                      Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”).

2.                                      Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee [•] Restricted Stock Units (the “RSUs”).  Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.                                      Restrictions on Transfer of RSUs.  Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.

4.                                      Vesting of RSUs.  Subject to the terms and conditions of Sections 5 and 6 hereof, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof on the first anniversary of the Date of Grant (the “Vesting Date”), conditioned upon the Grantee’s continuous service on the Board through the Vesting Date.

5.                                      Accelerated Vesting of RSUs.  Notwithstanding the provisions of Section 4 hereof, the RSUs covered by this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof upon the occurrence of any of the following events at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable) as set forth below.

(a)                                 All of the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof if the Grantee should die or become Disabled prior to the Vesting Date while the Grantee is continuously serving on the Board.

(b)                                 In the event of a Change in Control that occurs prior to the Vesting Date, and while the Grantee is continuously serving on the Board, the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof.

(c)                                  For purposes of this Agreement, the following definitions apply:

(i)                                     “Change in Control” shall have the meaning set forth in Section 12 of the Plan, except that a Change in Control shall not be deemed to have occurred if either (A) Temasek Holdings (Private) Limited and each of its

Affiliates (but not including any of its portfolio companies) or (B) Chesapeake Energy Corporation and each of its controlled Affiliates become, or continue to be, the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

(ii)                                  “Disabled” shall have the meaning set forth under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

6.                                      Forfeiture of Awards.  Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Sections 4 or 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date that the Grantee ceases to serve continuously on the Board.

7.                                      Form and Time of Payment of RSUs.  Payment in respect of the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock.  Payment shall be made within ten days following the date that the RSUs become nonforfeitable pursuant to Section 4 or 5 hereof.  Elections by the Grantee to defer receipt of the shares of Common Stock when the RSUs become nonforfeitable beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

8.                                      Dividend Equivalents; Other Rights.

(a)                                 The Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Grantee pursuant to Section 7 hereof.

(b)                                 From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 7 hereof or (ii) the time when the Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Grantee shall be paid cash per RSU equal to the amount of such dividend.

(c)                                  The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

9.                                      No Right to Future Awards or Board Membership.  The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards.  Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.

10.                               Taxes.  The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Common Stock.

11.                               Adjustments.  The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

12.                               Compliance With Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in violation of any such law.

13.                               Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in Section 10D of the Exchange Act.

14.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.                               Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.                               Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.                               Notices. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	777 Main Street, Suite 2900
Fort Worth, TX 76102
Attention: General Counsel

If to Grantee, at:	Grantee’s last known address reflected on the records of the Company

The Company may change the above designated address by notice to the Grantee.  The Grantee will maintain a current address with the payroll records of the Company.

19.                               Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.                               Compliance With Section 409A of the Code.  To the extent applicable, it is intended that any amounts payable under this Agreement and the Plan, and the Company’s and the Grantee’s exercise of authority or discretion hereunder, be exempt from or comply with the provisions of Section 409A of the Code so as to not subject the Grantee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any provision hereof would result in the Grantee being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code.  Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with this Agreement is guaranteed, and the Grantee shall be responsible for any taxes, penalties and interest imposed on the Grantee under or as a result of Section 409A of the Code in connection with this Agreement.

21.                               Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of the Treasury or the Internal Revenue Service.

22.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, as of the Date of Grant first written above.

FTS INTERNATIONAL, INC.

By:
Name:
Title:

GRANTEE’S SIGNATURE

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